Exhibit 99.1

Cognex Reports Second Quarter 2022 Results

NATICK, Mass.--(BUSINESS WIRE)--August 2, 2022--Cognex Corporation (NASDAQ: CGNX) today reported financial results for the second quarter of 2022. Table 1 below shows selected financial data for Q2-22 compared with Q2-21 and Q1-22, and for the six months of 2022 compared with the same period in 2021. Notably, Cognex recorded a charge of $17.4 million in Q2-22, which reduced earnings for the quarter by $0.09 per diluted share, related to a warehouse fire.

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q2-22	$274,628	$58,901	$0.34	$0.41
Prior year’s quarter: Q2-21	$269,158	$77,598	$0.43	$0.43
Change: Q2-21 to Q2-22	2%	(24)%	(21)%	(5)%
Prior quarter: Q1-22	$282,407	$67,333	$0.38	$0.42
Change: Q1-22 to Q2-22	(3)%	(13)%	(11)%	(2)%
Year-to-Date Comparisons
Six months ended July 3, 2022	$557,035	$126,234	$0.72	$0.83
Six months ended July 4, 2021	$508,185	$147,446	$0.82	$0.79
Change from first six months of 2021 to first six months of 2022	10%	(14)%	(12)%	5%

*Non-GAAP net income per diluted share excludes a pre-tax loss from a fire of $17.4 million ($0.09 per diluted share) in Q2-22 and discrete tax adjustments in all periods presented. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“While we reported revenue for Q2 in the middle of our guidance range, we are experiencing disruption in our business today,” said Robert J. Willett, Chief Executive Officer of Cognex. “A large amount of our component inventory was destroyed in a June fire at our primary contract manufacturer’s site. This was particularly disappointing given all our hard work to put us in a strong supply position prior to the fire. We also observe certain customers scaling back spending on new e-commerce fulfillment centers after two years of heavy investment that benefitted Cognex.”

“These issues are challenging and time-consuming to address. I’m proud of Cognoids for stepping up to support our customers and each other at this difficult time,” concluded Mr. Willett.

Loss from Fire in Q2 of 2022

On June 7, 2022, Cognex’s primary contract manufacturer experienced a fire at its plant in Indonesia. No injuries were reported, and there was no significant damage to the production floor and equipment used to assemble Cognex products. However, a large portion of the company’s component inventory was destroyed. Cognex recorded a non-cash net charge of $17.4 million in Q2-22, which consisted of gross losses totaling $44.9 million for the write-off of company assets that were destroyed or abandoned in the fire less estimated insurance recoveries of $27.5 million. The company is working aggressively to replenish inventory.

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2022

  Revenue increased by 2% from Q2-21 and decreased by 3% from Q1-22 (in constant currency, revenue increased by 6% year-on-year and declined by 1% sequentially). Revenue from customers in the consumer electronics industry grew significantly over both Q2-21 and Q1-22 due to the timing of large deployments and higher expected revenue for the year overall. In contrast, revenue from the logistics industry declined substantially both year-on-year and sequentially due to lower spending on automation projects for new fulfillment centers. Cognex also experienced slower spending trends in the broader factory automation market relative to Q2-21 and Q1-22. The fire at the company’s primary contract manufacturer did not have a material impact on Cognex revenue in Q2-22 given the timing of the incident.
  Gross margin was 72% for both Q2-22 and Q1-22 compared with 75% for Q2-21 due to higher prices Cognex has been paying to purchase components and other inventory that are in short supply.
  Research, Development, & Engineering (RD&E) expenses increased by 9% from Q2-21 and decreased by 6% from Q1-22. Cognex incurred higher costs associated with the company’s investment in engineering resources on a year-on-year basis.
  Selling, General & Administrative (SG&A) expenses increased by 4% from Q2-21 and decreased by 1% from Q1-22. SG&A spending increased year-on-year due to higher personnel-related costs (including additional sales headcount), travel, and stock-based compensation expense.
  Cognex recorded a pre-tax charge of $17.4 million in Q2-22 for assets that were impacted by the fire and not covered by insurance. The estimated insurance proceeds may be adjusted in future periods as additional information becomes available.
  The effective tax rate was 9% in Q2-22, 17% in Q2-21, and 23% in Q1-22. All periods presented include a varying discrete tax benefit or expense, which are summarized in Exhibit 2. Excluding these discrete tax items, the effective tax rate was 16% in Q2-22 and Q1-22 compared to 18% in Q2-21. The decrease year-on-year was due to the expectation that more of the company’s profits will be earned and taxed in lower-tax jurisdictions in 2022 and lower state taxes.

Balance Sheet Highlights – July 3, 2022

  Cognex’s financial position as of July 3, 2022 continued to be strong, with $788 million in cash and investments and no debt. In the first six months of 2022, Cognex generated $94 million in cash from operations and $4 million in net proceeds from the issuance of common stock under stock plans. In addition, during the six-month period, the company spent $154 million to repurchase its common stock and paid $23 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.
  Accounts receivable increased by $41 million, or 32% from the end of 2021, due to the timing of large shipments and remains healthy.
  Inventories decreased by $17 million, or 15%, from the end of 2021 due to the write-off of mostly component inventory that was destroyed in the fire.

Financial Outlook – Q3 2022

  Cognex expects revenue for Q3-22 will be between $160 million and $180 million. This range represents a decline both year-on-year and sequentially due to the estimated impact of the supply disruption caused by the June fire at the company’s primary contract manufacturing site and lower expected revenue from e-commerce logistics.
  Gross margin for Q3-22 is expected to be about 70%, which is below the company’s mid-70% long-term target due to pressure from the lower expected revenue level and higher inventory purchase prices, including broker premiums, as the company works to replenish inventory destroyed by the fire.
  The combined total of expenses for RD&E and SG&A, which excludes the loss from the fire, is expected to decline by low-single digits on a sequential basis due primarily to lower variable incentive compensation.
  The effective tax rate is expected to be 16%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process and in its review of operating results. Non-GAAP presentations exclude certain one-time discrete events, such as a fire loss and discrete tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Cognex also uses results on a constant-currency basis as one measure to evaluate its performance and compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Friday, August 5, 2022. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13730768.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $9 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the expected impact of the fire at our primary contract manufacturer's warehouse on our assets, business and results of operations and related insurance recoveries, customer demand and order rates and timing of related revenue, managing supply shortages, delivery lead times, future product mix, research and development activities, sales and marketing activities, new product offerings and product development activities, capital expenditures, investments, liquidity, dividends and stock repurchases, strategic and growth plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the reliance on key suppliers such as our primary contract manufacturer to manufacture and deliver quality products; (2) delays in the delivery of our products, the failure to meet delivery schedules, and resulting customer dissatisfaction or loss of sales; (3) the inability to obtain, or the delay in obtaining components, for our products at reasonable prices; (4) the failure to effectively manage product transitions or accurately forecast customer demand; (5) the inability to manage disruptions to our distribution centers or to our key suppliers; (6) the inability to design and manufacture high-quality products; (7) the impact, duration, and severity of the COVID-19 pandemic, including the availability and effectiveness of vaccines as well as government lockdowns; (8) the loss of, or curtailment of purchases by, large customers in the logistics or consumer electronics industries; (9) information security breaches; (10) the inability to protect our proprietary technology and intellectual property; (11) the inability to attract and retain skilled employees and maintain our unique corporate culture; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services, including the management of lead times and delivery dates; (14) the impact of competitive pressures; (15) the challenges in integrating and achieving expected results from acquired businesses; (16) potential disruptions in our business systems; (17) potential impairment charges with respect to our investments or acquired intangible assets; (18) exposure to additional tax liabilities; (19) fluctuations in foreign currency exchange rates and the use of derivative instruments; (20) unfavorable global economic conditions, including high inflation rates; (21) business disruptions from natural or man-made disasters, such as fire, or public health issues; (22) economic, political, and other risks associated with international sales and operations, including the impact of the war in Ukraine; and (23) our involvement in time-consuming and costly litigation; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021 and Form 10-Q for the fiscal quarter ended July 3, 2022. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 3, 2022	April 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Revenue	$274,628	$282,407	$269,158	$557,035	$508,185
Cost of revenue (1)	78,143	78,790	68,432	156,933	122,477
Gross margin	196,485	203,617	200,726	400,102	385,708
Percentage of revenue	72%	72%	75%	72%	76%
Research, development, and engineering expenses (1)	33,991	36,054	31,302	70,045	65,407
Percentage of revenue	12%	13%	12%	13%	13%
Selling, general, and administrative expenses (1)	79,950	80,835	76,843	160,785	149,267
Percentage of revenue	29%	29%	29%	29%	29%
Loss from fire	17,403	—	—	17,403	—
Operating income	65,141	86,728	92,581	151,869	171,034
Percentage of revenue	24%	31%	34%	27%	34%
Foreign currency gain (loss)	(2,043)	(444)	(639)	(2,487)	(1,647)
Investment and other income	1,317	1,420	1,596	2,737	2,982
Income before income tax expense	64,415	87,704	93,538	152,119	172,369
Income tax expense	5,514	20,371	15,940	25,885	24,923
Net income	$58,901	$67,333	$77,598	$126,234	$147,446
Percentage of revenue	21%	24%	29%	23%	29%

Net income per weighted-average common and common-equivalent share:
Basic	$0.34	$0.39	$0.44	$0.73	$0.84
Diluted	$0.34	$0.38	$0.43	$0.72	$0.82

Weighted-average common and common-equivalent shares outstanding:
Basic	173,507	174,146	176,626	173,830	176,454
Diluted	174,993	176,668	179,991	175,874	179,982

Cash dividends per common share	$0.065	$0.065	$0.060	$0.130	$0.120
Cash and investments per common share	$4.54	$4.57	$5.39	$4.54	$5.39
Book value per common share	$8.02	$7.82	$8.09	$8.02	$8.09

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$482	$563	$351	$1,045	$599
Research, development, and engineering	3,851	4,448	3,064	8,299	7,067
Selling, general, and administrative	8,664	10,045	7,315	18,709	15,073
Total stock-based compensation expense	$12,997	$15,056	$10,730	$28,053	$22,739

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 3, 2022	April 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Per share impact of loss from fire
Loss from fire	$17,403	$—	$—	$17,403	$—
Tax benefit from loss on fire	(2,440)	—	—	(2,440)
Loss from fire, net of tax benefit	$14,963	$—	$—	$14,963	$—
Per share impact of loss from fire, net of tax benefit	0.09	—	—	0.09	—

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	174,993	176,668	179,991	175,874	179,982

Loss from fire and discrete tax adjustments reconciliation
Operating income (GAAP)	$65,141	$86,728	$92,581	$151,869	$171,034
Percentage of revenue (GAAP)	24%	31%	34%	27%	34%
Loss from fire	17,403	—	—	17,403	—
Operating income (Non-GAAP)	$82,544	$86,728	$92,581	$169,272	$171,034
Percentage of revenue (Non-GAAP)	30%	31%	34%	30%	34%

Net income (GAAP)	$58,901	$67,333	$77,598	$126,234	$147,446
Loss from fire, net of tax benefit	14,963	—	—	14,963	—
Discrete tax (benefit) expense related to stock-based compensation	59	117	(1,431)	176	(6,638)
Discrete tax (benefit) expense related to tax return filings and other	(2,411)	6,221	535	3,810	535
Net income (Non-GAAP)	$71,512	$73,671	$76,702	$145,183	$141,343
Percentage of revenue (Non-GAAP)	26%	26%	28%	26%	28%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.34	$0.38	$0.43	$0.72	$0.82
Per share impact of Non-GAAP adjustments identified above	0.07	0.04	—	0.11	(0.03)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.41	$0.42	$0.43	$0.83	$0.79

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	174,993	176,668	179,991	175,874	179,982

Effective tax rate reconciliation
Income before income tax expense (GAAP)	$64,415	$87,704	$93,538	$152,119	$172,369

Income tax expense (GAAP)	$5,514	$20,371	$15,940	$25,885	$24,923
Effective tax rate (GAAP)	9%	23%	17%	17%	14%

Tax adjustments:
Discrete tax benefit related to loss from fire	2,440	—	—	2,440	—
Discrete tax benefit (expense) related to stock-based compensation	(59)	(117)	1,431	(176)	6,638
Discrete tax benefit (expense) related to tax return filings and other	2,411	(6,221)	(535)	(3,810)	(535)
Total discrete tax adjustments	$4,792	$(6,338)	$896	$(1,546)	$6,103

Income tax expense (Non-GAAP)	$10,306	$14,033	$16,836	$24,339	$31,026
Effective tax rate (Non-GAAP)	16%	16%	18%	16%	18%

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	July 3, 2022	December 31, 2021
Assets
Cash and investments	$788,081	$907,364
Accounts receivable	171,414	130,348
Inventories	96,012	113,102
Property, plant, and equipment	79,468	77,546
Operating lease assets	32,128	23,157
Goodwill and intangible assets	250,024	253,601
Deferred tax assets	411,505	418,570
Other assets	114,451	79,974

Total assets	$1,943,083	$2,003,662

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$90,415	$136,483
Deferred revenue and customer deposits	75,385	35,743
Operating lease liabilities	34,252	25,581
Income taxes	64,169	66,517
Deferred tax liabilities	271,592	293,769
Other liabilities	17,285	15,476
Shareholders' equity	1,389,985	1,430,093

Total liabilities and shareholders' equity	$1,943,083	$2,003,662

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com